PRICING SUPPLEMENT NO.117 DATED SEPTEMBER 27, 2001          Filed Pursuant to
TO PROSPECTUS DATED NOVEMBER 9, 2000*,                      Rule 424(b)(5)
AS AMENDED BY PROSPECTUS SUPPLEMENTS                        File No. 333-47464
DATED DECEMBER 15, 2000, AND MAY 04, 2001

                             CMS ENERGY CORPORATION

       General Term Notes (servicemark of J.W. Korth & Company), Series F
                   Due 9 Months to 25 Years from date of issue

     Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000, and May 04, 2001.

Aggregate Principal Amount:            $       973,000.00
Original Issue Date (Settlement Date): October 2, 2001
Stated Maturity Date:                  September 15, 2008
Issue Price to Public:                 100.00% of Principal Amount
Interest Rate:                         7.000% Per Annum
Interest Payment Dates:                November 15 and Monthly Thereafter
                                       Commencing November 15, 2001

Survivor's Option:                     [ X ] Yes                   [  ] No
Optional Redemption:                   [ X ] Yes                   [  ] No

Initial Redemption Date:               September 15, 2003
Redemption Price:                      Initially 101% of Principal Amount and
                                       declining by 1.00% of the Principal
                                       Amount on each anniversary of the Initial
                                       Redemption Date until the Redemption
                                       Price is 100% of the Principal Amount.

                                       Principal Amount of Notes
        Agent                          Solicited by Each Agent

First of Michigan Corporation          $       113,000.00
Prudential Securities Incorporated     $        60,000.00
J.J.B. Hilliard, W.L. Lyons, Inc       $       126,000.00
Raymond James & Associates, Inc        $        98,000.00
Comerica Securities, Inc               $        70,000.00
J.W. Korth & Company                   $       506,000.00
                           Total       $       973,000.00

                                       Per Note Sold by
                                       Agents To Public            Total

Issue Price:                           $         1,000.00   $      973,000.00
Agent's Discount or Commission:        $             7.00   $        6,811.00
Maximum Dealer's Discount or
  Selling Concession:                  $            19.00   $       18,487.00
Proceeds to the Company:               $           974.00   $      947,702.00

CUSIP Number:  12589SDX7

*Beginning Page 1 of the enclosed Prospectus and Prospectus Supplement for agents other than J. W. Korth & Company.